UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 23, 2016

ENDO INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

Ireland	001-36326	68-0683755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

011-353-1-268-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2016, Endo International plc (“Endo”) announced the appointment of Paul V. Campanelli, 54, President, Par Pharmaceutical, as Endo’s President and Chief Executive Officer. Mr. Campanelli was also appointed to Endo’s Board of Directors (the “Board”) as of such date. A copy of Endo’s press release announcing Mr. Campanelli’s appointment is filed herewith as Exhibit 99.1 and is incorporated herein by reference. A description of Mr. Campanelli’s business background is set forth in Endo’s 2015 Form 10-K, which was filed on February 29, 2016, and which description is incorporated into this Item 5.02 by reference. A description of Mr. Campanelli’s familial relationships and transactions requiring disclosure under Item 404(a) of Regulation S-K are described in the section titled “Review and Approval of Transactions with Related Persons” in Endo’s revised proxy statement for its 2016 annual meeting of shareholders, which was filed on May 5, 2016 and amended on May 27, 2016, which description is incorporated into this Item 5.02 by reference.

In connection with Mr. Campanelli’s appointment, Endo Health Solutions Inc. (the “Company”), an indirect, wholly-owned subsidiary of Endo, entered into an employment agreement with Mr. Campanelli, dated as of September 23, 2016 (the “Employment Agreement”). The Employment Agreement has a term of three years ending on September 23, 2019, unless earlier terminated. Under the Employment Agreement, Mr. Campanelli is entitled to continue to receive his current annual base salary of $950,000 and is eligible to receive a target annual cash bonus of 100% of his base salary. On September 26, 2016, Mr. Campanelli received an equity grant of nonqualified stock options valued at $4,000,000 in connection with the execution of the Employment Agreement (the “Initial Options”), which Initial Options vest ratably over a three year period subject to Mr. Campanelli’s continued employment with the Company.

During the term of the Employment Agreement, Mr. Campanelli is also eligible to receive equity-based compensation on an annual basis to be awarded in the sole discretion of the Board’s Compensation Committee (the “Committee”) (at a level commensurate with his position as Endo’s President and Chief Executive Officer), which may be subject to the achievement of certain performance targets established by the Committee. Mr. Campanelli is also entitled to receive benefits on the same basis as other senior executives. During the term of the Employment Agreement, Mr. Campanelli will continue to be based in Chestnut Ridge, New York and the Company will provide Mr. Campanelli with corporate housing or pay such expenses on his behalf for housing in the vicinity of the Company’s U.S. headquarters in Malvern, Pennsylvania in an amount not to exceed $5,000 per month.

The Employment Agreement also provides that in the event of a termination of Mr. Campanelli’s employment by the Company without Cause or by Mr. Campanelli for Good Reason (as these terms are defined in the Employment Agreement), Mr. Campanelli will be entitled to the following amounts, subject to his execution of a release of claims: a prorated bonus for year of termination (based on actual performance results), severance in an amount equal to two times the sum of his base salary and target bonus, continuation of medical and life insurance benefits for two years following termination, and accelerated vesting of the Initial Options. If the qualifying termination occurs within twenty-four months following a change in control of Endo, subject to his execution of a release of claims, Mr. Campanelli will be entitled to the same payments and benefits, except severance will be calculated using a multiple of three and his medical and life insurance benefits will continue for three years. Mr. Campanelli may elect to reduce his severance payments to the extent these payments would constitute “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code. Payments upon termination due to death or disability include a prorated bonus for the year of termination (based on actual performance results), continuation of medical and life insurance benefits for Mr. Campanelli and/or his dependents for two years following such termination and, in the event of disability, 24 months of salary continuation offset by disability benefits. If, within ninety days following the expiration of the Employment Agreement, Mr. Campanelli’s employment is terminated by the Company under circumstances that would not have constituted Cause or by Mr. Campanelli under circumstances that would have constituted Good Reason, he will receive a prorated bonus for the year of termination (based on actual performance results), and the termination will be treated as a termination without Cause or for Good Reason for purposes of the Initial Options and any performance-based long-term incentive awards held by Mr. Campanelli as of the date of such termination of employment.

The Employment Agreement also contains a twenty-four month non-solicitation covenant, a twenty-four month non-competition covenant, a non-disparagement covenant and a covenant providing for cooperation by Mr. Campanelli in connection with any investigations and/or litigation.

Mr. Campanelli’s prior agreement with the Company, dated as of September 25, 2015, is superseded by the Employment Agreement. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

10.1	Executive Employment Agreement between Endo Health Solutions Inc. and Paul Campanelli, dated as of September 23, 2016

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDO INTERNATIONAL PLC

Date: September 29, 2016	By:	/s/ Matthew J. Maletta
	Name:	Matthew J. Maletta
	Title:	Executive Vice President, Chief Legal Officer